Exhibit 10.8

SUMMARY OF MANAGEMENT BONUS PLAN

The Stereotaxis Management Bonus Plan is designed to bring annual focus to the financial and operating metrics that contribute to sustainable growth in shareholder value. The bonus plan performance measures for any particular year represent key drivers of our business such as orders, revenue, gross margins, utilization, operating expenses, operating profitability, and specific strategic initiatives.

Each year the Compensation Committee of the Board of Directors will determine the objectives and corresponding weighting for the bonus plan based on the priorities of the business for the upcoming performance year. Three levels of performance are established for each objective. The annual business plan, which includes growth rates or other success metrics for each objective, establishes the target level of performance; threshold performance is defined as 90% of the business plan for each objective; and the maximum level of performance is 120% of the business plan.

The 2013 Management Bonus Plan has been modified to include four quarterly performance periods with one-fourth of the targeted bonus opportunity established for each period.

LEVEL	PERFORMANCE
Threshold	90% Business Plan
Target	100 % of Business Plan
Maximum	120 % of Business Plan

Participants in the Stereotaxis Management Bonus Plan, based on their ability to impact results, will be assigned to one of five target incentive award levels ranging from 15% to 50% of base salary. Each level is assigned an overachievement performance factor ranging from 10% to 100% of the target incentive award.

LEVEL	GROUP	TARGET % BASE	OVER ACHIEVEMENT
V	Certain Executive Staff	50%	+100% Target
IV	Balance of Executive Staff	40%	+50% Target
III	Vice Presidents	30%	+25% Target
II	Directors	20%	+25% Target
I	Senior Key Contributors	15%	+10% Target

An incentive payout level is associated with each level of performance against each objective. Performance at threshold results in payout of 50% of target award; performance at target will result in a payout of 100% of target award; and performance at maximum results in a payout at the corresponding overachievement level of the participant.

PERFORMANCE	% TARGET AWARD
Threshold	50%
Target	100%
Maximum	200% (Level V) 150% (Level IV) 125% (Level II – III) 110% (Level I)

Award Pool Determination

The payout result of each objective will be independently calculated incorporating the actual performance against the objective, the weighting of each objective, and the overachievement factor, if performance against the objective is above plan. The total of each calculation determines the Company’s overall level of performance against its objectives. This total percent, multiplied by the total sum of the target awards for each participant, determines the total award pool. The Compensation Committee approves the award pool and all awards to executive officers.

Award Pool Distribution

The distribution of the award pool will be allocated by the President & CEO to each function based on its level of contribution toward the achievement of annual objectives. In turn, each functional leader will determine each participant’s award, as follows:

•	25% will automatically be awarded to each individual as a participant in the plan.

•	The remaining 75% will be adjusted by the functional leader based on performance of each participant against his or her personal goals.